MOOG INC.
DEFINED CONTRIBUTION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
ARTICLE 1
PURPOSE, DEFINITIONS AND EFFECTIVE DATE
Section 1.1.    Purpose. The purpose of the Moog Inc. Defined Contribution Supplemental Executive Retirement Plan (the “Plan”) is to reward a select group of management or highly compensated employees for their valuable services to Moog Inc. (the “Company”) by providing them with the ability to receive nonqualified deferred compensation on the terms established in this Plan.
Section 1.2.    Definitions. For purposes of the Plan, the following terms have the definitions stated below, unless the context clearly indicates otherwise:
(a)    “Account” means the bookkeeping Account established by the Company to record the amount of a Participant’s Benefit in accordance with Article 4.
(b)    “Base Salary” means a Participant’s regular base pay from the Company for a payroll period, including any amount that (i) is contributed by the Company pursuant to a salary reduction agreement, is not includable in the gross income of the Participant under Code Section 125, 132(f)(4), 402(e)(3), or 402(h)(1)(B), and that would otherwise constitute regular base pay, or (ii) that is credited to a Participant’s account as an elective deferral contribution under any other nonqualified deferred compensation plan and that would otherwise constitute regular base pay. Base Salary does not include any employer matching or other contributions (other than elective deferrals) made for the Participant’s benefit to any qualified or nonqualified plans, or any bonuses, incentive pay, equity compensation, or other special form of allowance or compensation paid or payable to the Participant.
(c)    “Beneficiary” means any one or more persons, corporations or trusts, or any combination thereof, last designated by a Participant to receive any Benefit provided under the Plan upon his or her death. Any designation made under this Plan will be revocable, must be in writing, and will be effective when delivered to the Company at its principal office. If the Company determines, in its sole discretion, that there is no valid designation, the Beneficiary will be the Participant’s estate.
(d)    “Benefit” means all benefits provided under this Plan. The Benefit, with respect to any Participant, consists of all amounts in the Participant’s Account, as adjusted in accordance with Article 4.
(e)    “Board” means the Board of Directors of the Company.
(f)    “Change in Control” means the first to occur of any of the following events:

(1)    The date any one person, or more than one person acting as a group, acquires ownership of Common Stock that, together with Common Stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of Common Stock.
(2)    The date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons), ownership of Common Stock possessing 30% or more of the total voting power of Common Stock.
(3)    The date a majority of the members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election.
(4)    The date of a merger or consolidation by the Company with or into another person that results in the shareholders of the Company (determined immediately prior to the merger or consolidation) owning less than 50% of the surviving company.
For purposes of this Plan, a “Change in Control” will not be considered to have occurred unless the event constitutes a change in control event under Code Section 409A. Further, for purposes of Sections 1.2(f)(1) and (2), the acquisition of Common Stock by the following persons will not result in a Change in Control: (i) any employee benefit plan (or related trust) sponsored or maintained by the Corporation, or (ii) any trust, the assets of which are considered owned by the Corporation under subpart E of Part I of subchapter J of the Code.
(g)    “Code” means the Internal Revenue Code of 1986, as amended.
(h)    “Common Stock” means the Class A and Class B $1.00 par value shares of the capital stock of the Company, as well as any other class of capital stock of the Company, including voting or nonvoting common stock or preferred stock.
(i)    “Company Contribution” means a contribution made by the Company to an Account in accordance with Section 3.1.
(j)    “Compensation Committee” means the Executive Compensation Committee of the Board.
(k)    “Contribution Category” means the category assigned to a Participant under Section 3.1 and Appendix A for purposes of determining the level of Company Contributions made to the Participant under the Plan.
(l)    “Corporation” means the Company and its subsidiaries and affiliates.
(m)    “Disability” means a mental or physical disability that renders a Participant unable to perform his or her regular duties for the Company, as determined by the

Compensation Committee in its sole discretion. The Compensation Committee may, in its sole discretion, retain an expert to advise it with regard to the existence of a Participant’s Disability.
(n)    “Discretionary Contribution” means a contribution made by the Company to an Account in accordance with Section 3.2.
(o)    “Employee” means an employee of the Corporation.
(p)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(q)    “Executive” means an Employee who is elected as a corporate officer of the Company at a level of vice president or above.
(r)    “Participant” means an Employee selected to participate in the Plan in accordance with Article 2.
(s)    “Payment Commencement Date” means the date a Participant’s Benefit is paid or commences to be paid, as provided in Sections 5.1 and 6.1.
(t)    “Plan Year” means the 12-month period beginning October 1 and ending the following September 30, except that the first Plan Year will be the period beginning on the Effective Date and ending on September 30, 2016.
(u)     “Rabbi Trust” means the rabbi trust, if any, established by the Company under Section 4.4.
(v)    “Separation Date” means the date a Participant incurs a Separation from Service.
(w)    “Separation from Service” means the termination of a Participant’s employment with the Company for any reason other than death. A Separation from Service under this Plan must be interpreted to comply with the requirements for a “separation from service” under Code Section 409A.
(x)    “Year of Service” means a consecutive 12-month period during which an Employee continuously performs services for the Corporation as an Employee. For purposes of the Plan, Years of Service are measured in years and completed months, beginning with a Participant’s last date of hire with the Corporation. A Participant will receive credit for services performed as an Employee prior to the Effective Date, and with respect to any Years of Service in which the Participant was not an Executive. A Participant who becomes an Employee as a result of the acquisition of an acquired business by the Company will be granted Years of Service credit for prior employment with the acquired business.
Section 1.3.    Effective Date. Except as otherwise provided, the effective date of this Plan is April 1, 2016.

ARTICLE 2
PARTICIPATION AND VESTING
Section 2.1.    Eligibility for Participation. An Executive will be eligible to participate in the Plan as of the later of (a) the Effective Date of the Plan, or (b) the date that he or she is selected for participation in the Plan by the Board.
Section 2.2.    Period of Participation. An Executive selected for participation in the Plan will become a Participant on the date established by the Board. A Participant will cease to be an active Participant on the earliest to occur of (i) the Participant’s Separation Date, (ii) the date the Participant otherwise ceases to be an Executive, (iii) the date of the Participant’s death, (iv) the date the Participant’s eligibility is terminated by the Board in its sole discretion, or (v) the date the Participant attains age 65, unless the Board in its sole discretion determines that the Participant will continue to be an active Participant following his or her attainment of age 65.
Section 2.3.    Vesting.
(a)    In General. A Participant will become 100% vested in his or her Benefit as of the later of the date the Participant commences participation in the Plan or completes 3 Years of Service. Except as otherwise provided in this Section 2.3, if a Participant incurs a Separation from Service prior to completing 3 Years of Service, the Participant will automatically forfeit his or her entire Benefit without any further action required by the Company.
(b)    Death. If an unvested Participant dies before incurring a Separation from Service, the Participant will become 100% vested in his or her Benefit as of his or her date of death.
(c)    Disability. If an unvested Participant incurs a Separation from Service on account of Disability, the Participant will become 100% vested in his or her Benefit as of his or her Separation Date.
(d)    Change in Control. If there is a Change in Control before an unvested Participant incurs a Separation from Service, a Participant will become 100% vested in his or her Benefit as of the date of the Change in Control.
ARTICLE 3
CONTRIBUTIONS
Section 3.1.    Company Contributions. Each Participant will be assigned by the Board to a Contribution Category for purposes of determining the level of Company Contributions made on his or her behalf under the Plan. For each payroll period during which a Participant is an active Participant in the Plan, the Company will make a Company Contribution on behalf of the Participant in an amount equal to the percentage of Base Salary specified for the Participant’s Contribution Category in the attached Appendix A, which may be amended from time to time in the Board’s discretion. Company Contributions with respect to a Participant will commence as of the first full payroll period that begins after the expiration of the 30-day election period described in Section 5.1.
Section 3.2.    Discretionary Contributions. The Board, in its sole discretion, may authorize a Discretionary Contribution to be made on behalf of one or more Participants for a Plan Year in an amount to be determined by the Board in its sole discretion. The fact that the Board authorizes a Discretionary Contribution to be made on behalf of one or more Participants does not obligate the Board to authorize a Discretionary Contribution to be made on behalf of any other Participant. Further, the fact that the Board authorizes a Discretionary Contribution to be made on behalf of a Participant for a Plan Year does not obligate the Board to authorize a Discretionary Contribution to be made on behalf of the Participant for any other Plan Year.
ARTICLE 4
ACCOUNTS AND INVESTMENTS
Section 4.1.    Establishment of Account. The Company will establish and maintain for each Participant a bookkeeping Account to which it will credit all Company Contributions and Discretionary Contributions made on behalf of the Participant under Article 3. Company Contributions will be credited to a Participant’s Account coincident with, or as soon as administratively practicable following, the payroll date to which the Company Contribution relates. Discretionary Contributions will be credited to a Participant’s Account as of the date determined by the Board in its sole discretion.
At no time may any Participant be deemed to have any right, title, or interest, legal or equitable, in any asset of the Company, including but not limited to any assets or investments held in the Participant’s Account. The Participant will have no more rights to the assets and investments in the Account than any other unsecured creditor.
Section 4.2.    Investment of Account. Participants will be permitted to direct the Company as to the investment of their Accounts in accordance with administrative rules established by the Company. In this regard, a Participant will be permitted to select from among the investment options made available from time-to-time by the Company. The Company may establish one or more default investment funds that a Participant’s Account will be invested in if a Participant fails to direct the Company as to the investment of his or her Account. Notwithstanding anything else in this Section, the Company may, in its sole discretion, limit investment of a Participant’s Account to a single investment fund or vehicle. In addition, the Company may, but is not required, to invest amounts equal to the value of a Participant’s Account in the investment(s) selected by the Participant. However, earnings or losses with respect to a Participant’s Account will be determined in accordance with the investment performance of the Participant’s selected investments, regardless of whether or not the Company actually invests amounts equal to the Participant’s Account in the investment(s) selected by the Participant. The Company will not be liable to any Participant or Beneficiary for any loss or other claim arising out of investments under the Plan except for that caused by the Company’s gross negligence or willful misconduct.

Section 4.3.    Adjustments to Account. Each Participant’s Account will be adjusted by the Company no less often than monthly to reflect (a) the value of the contributions credited to the Account, (b) any earnings or losses on the Account balance in accordance with Section 4.2, and (c) any payments made to the Participant or the Participant’s Beneficiary. The amounts allocated and the adjustments made comprise the Participant’s Account at any time.
Section 4.4.    Rabbi Trust. Except as otherwise provided in this Section, the Company may, but is not required to establish a Rabbi Trust to which the Company will contribute all amounts credited to a Participant’s Account in accordance with Articles 3 and 4. A Participant’s interest in the Account and in the Rabbi Trust, if any, is limited to the right to receive payments as provided under this Plan and the Rabbi Trust, if any, and the Participant’s position is that of general unsecured creditor of the Company.
ARTICLE 5
PAYMENT ELECTIONS
Section 5.1.    Payment Election. During the 30-day period that commences on the date a Participant first becomes eligible to participate in the Plan under Article 2, the Participant may elect to receive payment of his or her vested Benefit on account of a Separation from Service in a lump sum or in 5, 10, or 15 annual installments. During that same 30-day period, the Participant, subject to the rules of Section 8.12(c), may also elect to have payment of that vested Benefit commence or be paid within 90 days of the Participant’s Separation Date, or on the six-month or 12-month anniversary of the Participant’s Separation Date. If a Participant fails to submit a timely payment election in a form acceptable to the Company in its sole discretion, then the Participant will be deemed to have elected to have payment of his or her vested Benefit paid, subject to the rules of Section 8.12(c), in a lump sum within 90 days of the Participant’s Separation Date. Subject to Section 5.2, the Participant’s election (or deemed election) will become irrevocable at the expiration of the election period.
Section 5.2.    Subsequent Changes in Payment Election. If the conditions of this Section 5.2 are satisfied, a Participant may make a one-time election to change the time and form of payment in which his or her vested Benefit is payable on account of a Separation from Service. The requirements of this Section 5.2 are satisfied only if the following conditions are met:
(a)    The subsequent election is made in a form that is acceptable to the Company in its sole discretion;
(b)    A Participant’s subsequent election will not take effect until at least 12 months after the date the subsequent election is made;
(c)    Any payment with respect to which a Participant’s subsequent election applies will be paid to the Participant on a date that is at least 5 years after the date the payment otherwise would have been paid or commence to be paid to the Participant;

(d)    In the case of a payment to be made at a specified time or pursuant to a fixed schedule, the subsequent election is made not less than 12 months before the date the payment is scheduled to be paid or commence to be paid; and
(e)    The subsequent election otherwise complies with Code Section 409A.
Section 5.3.    Installment Elections. If a Participant elects to receive payment of his or her vested Benefit on account of a Separation from Service in 5, 10, or 15 annual installments, then the first annual installment will be determined by multiplying the value of the Participant’s Account as of the Participant’s Payment Commencement Date (or, if the Company is unable to value the Participant’s Account as of the Participant’s Payment Commencement Date, the most recent date preceding the Participant’s Payment Commencement Date as of which the Participant’s Account was valued pursuant to Section 4.3) by a fraction, (i) the numerator of which is 1, and (ii) the denominator of which is the total number of annual installments payable to the Participant. Any subsequent annual installments will be paid to the Participant as of the anniversary of the Participant’s Payment Commencement Date. The amount to be paid to a Participant for any subsequent annual installment will be determined in the same manner as with the first installment, except (i) the denominator of the fraction will equal the total number of remaining installments payable to the Participant, and (ii) the Participant’s entire remaining Benefit will be paid to the Participant as part of the last installment payment.
ARTICLE 6
TIME OF PAYMENT
Section 6.1.    Payment on Account of Separation from Service. Subject to Section 8.12(c), a Participant’s vested Benefit will be paid (or commence to be paid) to the Participant in accordance with the Participant’s election or deemed election under Section 5.1.
Section 6.2.    Payment on Account of a Change in Control. If a Change in Control occurs before payment of a Participant’s entire vested Benefit has been made under the Plan, any remaining amounts in the Participant’s Account will be paid to the Participant in a single lump sum payment within 90 days following the occurrence of the Change in Control.
Section 6.3.    Death Benefits. If a Participant dies before payment of the Participant’s entire Benefit has been made under the Plan, any remaining amounts in the Participant’s Account will be paid to the Participant’s Beneficiary in a single lump sum payment as soon as reasonably practicable following the date on which the Participant dies, but in no event more than 90 days after the Participant’s death.
Section 6.4.    Unforeseeable Emergency. In the event a Participant suffers an Unforeseeable Emergency, the Company, in its sole discretion, may permit the Participant to withdraw a portion of his or her Account under the Plan. The determination of whether an Unforeseeable Emergency exists will be made by the Company based on all relevant facts and circumstances. For purposes of this Plan an “Unforeseeable Emergency” is defined as a severe financial hardship to the Participant (i) resulting from an illness or accident of the Participant, the

Participant’s spouse, or the Participant’s dependent (as defined in Code Section 152(a) without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)); (ii) loss of the Participant’s property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control. The amount of the withdrawal will be limited to the amount needed to satisfy the Unforeseeable Emergency, plus taxes reasonably anticipated to be owed by the Participant as a result of the withdrawal. A withdrawal will not be allowed under this provision to the extent that the emergency is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause a severe financial hardship). Withdrawals under this Section will be determined by the Company in compliance with Code Section 409A and related regulations, rulings and procedures.
Section 6.5.    De Minimis Cash-Outs. Notwithstanding any other provision of this Plan, the Company, in its sole discretion, may pay a Participant’s Benefit to the Participant or the Participant’s Beneficiary in a single lump sum payment at any time, provided that (a) the value of the Participant’s Account at the time of the distribution does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), and (b) the payment complies with the rules of Code Section 409A (including, but not limited to, the requirement that any mandatory lump sum cash out payment result in the termination and liquidation of the Participant’s entire interest under the Plan and any plan required to be aggregated with the Plan under Code Section 409A).
ARTICLE 7
AMENDMENT, SUSPENSION, OR TERMINATION
Section 7.1.    Amendment, Suspension, or Termination. The Company may amend, suspend or terminate the Plan, in whole or in part, at any time by action of the Board.
Section 7.2.    No Reduction. Except as required by law, no amendment, suspension or termination may adversely affect the Benefit otherwise available to a Participant under the Plan, determined as if the Participant had ceased being a Participant on or before the effective date of such amendment, suspension, or termination. The value of a Participant's Account, if any, determined as of the effective date of any amendment, suspension, or termination will continue to be adjusted in accordance with Section 4.3 and payable in accordance with Article 5. Notwithstanding the preceding sentence, the Board, in its sole discretion, may terminate the Plan and cause the Company to pay all Benefits in a single lump sum payment to Participants and Beneficiaries to the extent permitted by Code Section 409A.
ARTICLE 8
GENERAL PROVISIONS
Section 8.1.    Funding. The Plan constitutes an unfunded arrangement and has the status as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title 1 of ERISA. All Benefits under this Plan are payable solely from the Company’s general assets, and a Participant or Beneficiary has only the rights of a general unsecured creditor of the Company with respect to any Benefit payable under this Plan.
Section 8.2.    Non-assignability. No Benefit under this Plan may be assigned or alienated, or be subjected by attachment or otherwise to the claims of creditors of any Participant or Beneficiary.
Section 8.3.    Withholding. The Company has the right to deduct or withhold from the Benefit paid under the Plan (or from other amounts payable to the Participant, if necessary) all taxes that are required to be deducted or withheld under any provision of law (including, but not limited to, U.S. Social Security and Medicare taxes (FICA) and income tax withholding) now in effect or that may become effective any time during the term of the Plan.
Section 8.4.    Administration. The Plan is administered by the Compensation Committee, which has full authority and power to: (a) administer the Plan; (b) construe the Plan terms; (c) make factual determinations; (d) resolve any ambiguities or inconsistencies; (e) determine eligibility for participation or benefits; and (f) decide all questions arising in the Plan administration, interpretation or application.
The Compensation Committee may delegate any of its administrative duties under the Plan to any one or more persons, except that no person will be permitted to participate in any decision affecting his or her entitlement to a Benefit under the Plan.
Section 8.5.     Exclusivity of Plan. The Plan is intended solely for the purpose of providing deferred compensation to the Participants to the mutual advantage of the parties. Nothing contained in the Plan in any way affects or interferes with the right of a Participant to participate in any other benefit plan in which he or she may be entitled to participate.
Section 8.6.    No Right to Continued Service. Neither the Plan nor any of its provisions may be construed as giving any Participant a right to continued employment with the Corporation.
Section 8.7.    Notice. Each notice and other communication concerning the Plan must be in writing and is deemed given only when (a) delivered by hand, (b) transmitted by telex, telecopier, or email (provided that a copy is sent at approximately the same time by registered or certified mail, return receipt requested), or (c) received by the addressee, if sent by registered or certified mail, return receipt requested, or by Express Mail, Federal Express or other overnight delivery service. Notice must be given to the Company at its principal office and to a Participant at his or her last known address (or to such other address or telecopier number as a party may specify by notice given to the other party in accordance with this Section).
Section 8.8.    Claims Procedures. If a Participant or the Participant's Beneficiary does not receive the Benefit to which he or she believes he or she is entitled, that person may file a claim in writing with the Compensation Committee. The Compensation Committee will establish a claims procedure with the following provisions:

(a)    Notification of Decision. If the claim is wholly or partially denied, the Compensation Committee will notify the claimant in writing within 90 days after the claim has been received (unless special circumstances require an extension of up to 90 additional days). The written notification must state the specific reasons for the denial of the claim and the specific references to the Plan provisions on which the denial is based. It must describe any additional material the claimant may need to submit to the Compensation Committee to have the claim approved and must give the reasons the material is necessary. In addition, the notice must explain the claim review procedure and be written in a manner calculated to be understood by the Participant or the Beneficiary.
(b)    Claim Review Procedure. If the Participant or Beneficiary receives a notice that the claim has been denied, the claimant, or his or her authorized representative, may appeal to the Compensation Committee for a review of the claim. The claimant must submit a request for review in writing to the Compensation Committee no later than 60 days after the date the written notice of the claim denial is received. The claimant, or his or her representative, may then review Plan documents that pertain to the claim and may submit issues and comments in writing to the Compensation Committee. The Compensation Committee must give the claim for review a full and fair review and must deliver to the claimant a written determination of the claim, including specific reasons for the decision, not later than 60 days after the date the Compensation Committee received the request for review (unless special circumstances require an extension of up to 60 additional days). The decision of the Compensation Committee will be final and conclusive.
Section 8.9.    New York Law Controlling. The Plan will be construed in accordance with the laws of the State of New York.
Section 8.10.    Severability. Every provision of the Plan is intended to be severable. If any provision of the Plan is illegal or invalid for any reason whatsoever, the illegality or invalidity of that provision will not affect the validity or legality of the remainder of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had never been made part of the Plan.
Section 8.11.    Binding on Successors. The Plan is binding upon the Participants and the Company, their heirs, successors, legal representatives and assigns.
Section 8.12.    Code Section 409A Provisions.
(a)    409A Compliance It is intended that all terms and payments under this Plan comply with and be administered in accordance with Code Section 409A so as not to subject a Participant to payment of interest or any additional tax under Code Section 409A. All terms of the Plan that are undefined or ambiguous will be interpreted in a manner that is consistent with Code Section 409A if necessary to comply with Code Section 409A. If payment or provision of any amount or Benefit under this Plan at the time specified would subject such amount or Benefit to any additional tax under Code Section 409A, the payment or provision of such amount or Benefit will be postponed, if possible, to the earliest commencement date on which the payment or provision of such amount or Benefit could be made without incurring such additional tax. The Company will, to the extent reasonably possible, amend the Plan in order to comply with Code Section 409A and avoid the imposition of any interest or additional tax under Code Section 409A; provided, however, that no amendment is required if such amendment would change the amount payable by the Company under the Plan.
(b)    Single Payment. For any Benefit payable in installments under this Plan, the entire series of installments will be treated as a single payment for purposes of Code Section 409A.
(c)    Six-Month Delay. Notwithstanding any other provision of the Plan, if it is determined that a Participant is a Specified Employee and that any Benefit payable under the Plan (a) is subject to Code Section 409A and (b) is payable solely because the Participant has incurred a Separation from Service, then the Participant’s Benefit will not be paid (or begin to be paid) prior to the date that is six months after the Separation Date (or, if earlier, the date of the Participant’s death). Payment of any Benefit to which the Participant would otherwise be entitled during the first six months following the Separation Date will be accumulated and paid on the day that is six months after the Separation Date. For purposes of the Plan, a “Specified Employee” is a Participant who is determined to be a “specified employee” within the meaning of Code Section 409A.
(d)    409A Liability Limitation. Benefits under the Plan are intended to comply with the rules of Code Section 409A and will be construed accordingly. However, the Company will not be liable to any Participant or Beneficiary with respect to any adverse tax consequences arising under Section 409A or other provision of the Code.

Moog Inc.

Date: March 4, 2016             By: /s/ Gary Szakmary
Gary Szakmary
Vice President & Chief Human Resources Officer

APPENDIX A
Schedule of Company Contributions

Contribution Category	Contribution Level: Percentage of Base Salary
1. Initial Participants: Participants who were first elected as corporate officers and became Executives in 2015	40% of Base Salary

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